Filed Pursuant to Rule 424(b)(2)
File No. 333-159738

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated January 11, 2011

PRICING SUPPLEMENT No. 62 dated January     , 2011

(To Product Supplement No. 10 dated November 11, 2010,

Prospectus Supplement dated April 23, 2010

and Prospectus dated June 4, 2009)

Wells Fargo & Company Medium-Term Notes, Series K Upside Participation ETF Linked Notes (Averaging)

Market Linked Notes Notes Linked to a Global ETF Basket due February , 2018

■  Linked to a Global ETF Basket comprised of the SPDR® S&P 500® ETF Trust (60%); the iShares® MSCI EAFE Index Fund (30%); and the iShares® MSCI Emerging Markets Index Fund (10%)

■  Semi-annual interest payments within the range of 1.00% to 1.25% per annum

■  Additional equity linked payment at maturity if the average performance of the basket during the term of the notes multiplied by the original offering price is greater than the cumulative interest amount paid during the term of the notes

■  Performance of the basket observed semi-annually over the term of the notes

■  Protection against a decline in the basket

■  Term of approximately 7 years

Investing in the notes involves risks. See “Risk Factors” on page PRS-7.

The notes are unsecured obligations of Wells Fargo and all payments on the notes are subject to the credit risk of Wells Fargo. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Note	100.00%	3.00%	97.00%
Total

(1)

In addition to the agent discount, the original offering price specified above includes structuring and development costs. If the notes were priced today, the agent discount and structuring and development costs would total approximately $55.00 per $1,000 note. The actual agent discount and structuring and development costs will be set forth in the final pricing supplement when the final terms of the notes are determined. In no event will the agent discount and structuring and development costs exceed $70.00 per $1,000 note. See “Plan of Distribution” in the accompanying prospectus supplement for further information including information regarding how we may hedge our obligations under the notes.

Wells Fargo Securities

Market Linked Notes Notes Linked to a Global ETF Basket due February , 2018

Investment Description

The Notes Linked to a Global ETF Basket due February     , 2018 are senior unsecured debt securities of Wells Fargo & Company that provide (i) semi-annual interest payments at an interest rate within the range of 1.00% to 1.25% per annum, (ii) the possibility of an additional equity linked payment at maturity if and to the extent the original offering price of the notes multiplied by 100% of the average appreciation of the basket of exchange traded funds (the “Basket”) during the term of the notes, if any, is greater than the cumulative interest amount paid during the term of the notes and (iii) return of principal regardless of the performance of the Basket, in each case subject to the credit risk of Wells Fargo.

The Basket is comprised of the following three unequally-weighted basket components, with each basket component having the weighting noted parenthetically:

¡

the SPDR® S&P 500® ETF Trust (60%), an exchange traded fund that seeks to track the S&P 500 Index (an equity index that is intended to provide an indication of the pattern of movement in the large capitalization segment of the United States equity market);

¡

the iShares® MSCI EAFE Index Fund (30%), an exchange traded fund that seeks to track the MSCI EAFE Index (an equity index that is designed to measure equity performance in developed markets, excluding the United States and Canada); and

¡

the iShares® MSCI Emerging Markets Index Fund (10%), an exchange traded fund that seeks to track the MSCI Emerging Markets Index (an equity index that is designed to measure equity performance in global emerging markets).

You should read this pricing supplement together with the accompanying product supplement no. 10 dated November 11, 2010, prospectus supplement dated April 23, 2010 and prospectus dated June 4, 2009 for additional information about the notes. Information included in this pricing supplement supersedes information in the accompanying product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the accompanying product supplement.

SPDR® and S&P 500® are trademarks of Standard & Poor’s. The notes are not sponsored, endorsed, sold or promoted by the SPDR® S&P 500® ETF Trust (the “SPDR Trust”) or Standard & Poor’s. Neither the SPDR Trust nor Standard & Poor’s makes any representations or warranties to the holders of the notes or any member of the public regarding the advisability of investing in the notes. Neither the SPDR Trust nor Standard & Poor’s will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the notes or in connection with Wells Fargo & Company’s use of information about the SPDR® S&P® 500 ETF Trust.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The notes are not sponsored, endorsed, sold or promoted by BTC, its affiliate, BlackRock Fund Advisors (“BFA”), iShares Trust or iShares, Inc. None of BTC, BFA, iShares Trust or iShares, Inc. makes any representations or warranties to the holders of the notes or any member of the public regarding the advisability of investing in the notes. None of BTC, BFA, iShares Trust or iShares, Inc. will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the notes or in connection with Wells Fargo & Company’s use of information about the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund.

PRS-2

Market Linked Notes Notes Linked to a Global ETF Basket due February , 2018

Investor Considerations

We have designed the notes for investors who:

¡	seek current income;

¡	seek an investment with an interest rate within the range of 1.00% to 1.25% per annum;

¡	seek exposure to the average upside performance of the Basket, which is comprised of four unequally-weighted basket components, and desire to protect against a decline in the Basket by:

☐

receiving a return equal to 100% of the average increase, if any, in the value of the Basket, observed semi-annually over the term of the notes, minus the cumulative interest received during the term of the notes; and

☐	providing for the full return of the original offering price per note at maturity regardless of the performance of the Basket; and

¡	are willing to hold the notes until maturity.

The notes are not designed for, and may not be a suitable investment for, investors who:

¡	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

¡	expect the yield on comparable investments to be greater than the combination of the interest and the expected return on the Basket provided by the notes;

¡	do not expect the percentage increase in the average closing level of the Index to be greater than the cumulative interest return;

¡	seek exposure to the upside performance of the Basket as measured solely from the pricing date to the stated maturity date;

¡	are unwilling to accept the risk of exposure to the equity markets, including foreign developed equity markets and foreign emerging equity markets;

¡	seek exposure to the Basket but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the notes;

¡	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Basket generally, or to the exposure to the Basket that the notes provide specifically; and

¡	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-3

Market Linked Notes Notes Linked to a Global ETF Basket due February , 2018

Terms of the Notes

Market Measure:	A basket (the “Basket”) comprised of the following basket components, with the return of each basket component having the weighting noted parenthetically: the SPDR S&P 500 ETF Trust (60%); the iShares MSCI EAFE Index Fund (30%); and the iShares MSCI Emerging Markets Index Fund (10%).

Pricing Date:	, 2011

Issue Date:	February , 2011

Interest Payment Dates:	Semi-annually, on February and August of each year, commencing August , 2011 and ending at maturity.

Interest Rate:	The interest rate that will apply during each interest period will be determined on the pricing date and will be within the range of 1.00% to 1.25% per annum. See “Description of Notes—Fixed Rate Notes” in the accompanying prospectus supplement for a discussion of the manner in which interest on the notes will be calculated, accrued and paid.

Cumulative Interest Amount:	The “cumulative interest amount” with respect to a note is equal to the aggregate amount of interest, stated in U.S. dollars, paid on such note, including interest paid on the stated maturity date which is also an interest payment date.

The “redemption amount” per note will equal: •If the average ending price is greater than the starting price: the original offering price per note plus the greater of: (i) zero; and
Redemption Amount:	(ii)	original offering price per note	x	average ending price – starting price	x	participation rate	–	cumulative interest amount	; or
starting price
•If the average ending price is less than or equal to the starting price: the original offering price per note.

Stated Maturity Date:	February , 2018, subject to postponement if a market disruption event occurs or is continuing.

Starting Price:	The starting price is 100.

Average Ending Price:	The “average ending price” will be calculated based on the weighted returns of the basket components and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 60% of the average component return of the SPDR S&P 500 ETF Trust; (B) 30% of the average component return of the iShares MSCI EAFE Index Fund; and (C) 10% of the average component return of the iShares MSCI Emerging Markets Index Fund.

PRS-4

Market Linked Notes Notes Linked to a Global ETF Basket due February , 2018

Terms of the Notes (Continued)

Average Component Return:

The “average component return” of a basket component will be equal to:

average component price – initial component price

initial component price

where,

•the “initial component price” will be the fund closing price of such basket component on the pricing date; and

•the “average component price” will be the arithmetic average of the fund closing prices of such basket component on the calculation days.

Participation Rate:	The participation rate is 100%.

Calculation Days:	Semi-annually, on the last trading day of each January and July, commencing July 2011 and ending January 2018. A calculation day is subject to postponement due to the occurrence of a market disruption event.

Calculation Agent:	Wells Fargo Securities, LLC

Tax Consequences:

We will treat the notes as debt instruments subject to the special rules governing contingent payment debt instruments for United States federal income tax purposes. We urge you to read the discussion on page PS-21 of the accompanying product supplement for a more detailed discussion of the rules governing contingent payment debt instruments, and we also urge you to discuss the tax consequences of your investment in the notes with your tax advisor. In addition to the adjustments to your adjusted tax basis in the notes and the adjusted issue price of the notes described in the accompanying product supplement, your adjusted tax basis in the notes and the adjusted issue price of the notes will be decreased by the amount of interest paid on the notes.

Comparable Yield and Projected Payment Schedule:

As of the date of this pricing supplement, we have determined that the comparable yield for the notes is equal to     % per annum, compounded semi-annually, with a projected payment at maturity of $             based on an investment of $1,000. Based on the comparable yield, if you are an initial holder that holds the notes until the stated maturity date and you pay your taxes on a calendar year basis, we have determined that you will generally be required to include the following amount of ordinary income for each $1,000 investment in the notes each year: $             in 2011, $             in 2012, $             in 2013, $             in 2014, $             in 2015, $             in 2016, $             in 2017 and $             in 2018. For years 2011 through 2017, the amount of taxable income you will be required to recognize will exceed the stated interest paid on your notes. In 2018, the amount of ordinary income that you will be required to pay taxes on from owning each $1,000 of notes may be greater or less than $            , depending upon the amount you receive on the stated maturity date. If the amount you receive on the stated maturity date is greater than $             for each $1,000 investment in the notes, you will

PRS-5

Market Linked Notes Notes Linked to a Global ETF Basket due February , 2018

Terms of the Notes (Continued)

be required to increase the amount of ordinary income that you recognize in 2018 by an amount that is equal to such excess. Conversely, if the amount you receive on the stated maturity date is less than $ for an investment of $1,000, you would decrease the amount of ordinary income that you recognize in 2018 by an amount equal to such difference. If the amount you receive on the stated maturity date is less than $ for each $1,000 investment in the notes, you will recognize an ordinary loss in 2018. See “United States Federal Income Tax Considerations” on page PS-21 of the accompanying product supplement.

Agent:	Wells Fargo Securities, LLC. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of 3.00% of the original offering price of the notes. Such securities dealers may include Wells Fargo Advisors, LLC, one of our affiliates.

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP:	94986RCP4

PRS-6

Market Linked Notes Notes Linked to a Global ETF Basket due February , 2018

Risk Factors

The risks set forth below are discussed more fully in the accompanying product supplement.

•	Your Yield May Be Lower Than The Yield On Other Debt Securities Of Comparable Maturity.

•	The Notes Are Subject To The Credit Risk Of Wells Fargo.

•

The Inclusion Of The Agent Discount Or Commission And Structuring And Development Costs In The Original Offering Price Of The Notes And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Notes.

•	The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•

The Average Ending Price Will Be Based On An Average Of Closing Prices Of The Market Measure On Calculation Days Occurring At Specified Intervals Over The Term Of The Notes And Therefore May Be Less Than The Closing Price Of The Market Measure At Stated Maturity.

•	We Do Not Expect A Trading Market For The Notes To Develop.

•	Your Return On The Notes Could Be Less Than If You Owned The Shares Of An Exchange Traded Fund.

•	Historical Values Of A Market Measure Or The Securities Included In A Market Measure Should Not Be Taken As An Indication Of The Future Performance Of Such Market Measure During The Term Of The Notes.

•	Changes That Affect An Exchange Traded Fund Or Its Related Underlying Index May Affect The Value Of The Notes And The Amount You Will Receive At Stated Maturity.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In An Exchange Traded Fund Or Its Underlying Index.

•	We And Our Affiliates Have No Affiliation With Any Of The Sponsors And Are Not Responsible For Their Public Disclosure Of Information.

•	An Investment Linked To The Shares Of An Exchange Traded Fund Is Different From An Investment Linked To The Related Underlying Index.

•	You Will Not Have Any Shareholder Rights With Respect To The Shares Of Any Exchange Traded Fund.

•	Anti-dilution Adjustments Relating To The Shares Of An Exchange Traded Fund Do Not Address Every Event That Could Affect Such Shares.

•	An Investment In The Notes Is Subject To Risks Associated With Foreign Securities Markets.

•	Exchange Rate Movements May Impact The Value Of The Notes.

•	Changes In The Value Of One Or More Basket Components May Offset Each Other.

•	The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

PRS-7

Market Linked Notes Notes Linked to a Global ETF Basket due February , 2018

Risk Factors (Continued)

•	Research Reports And Other Transactions May Create Conflicts Of Interest Between You And Us.

•	Potential Conflicts Of Interest Could Arise.

•	Trading And Other Transactions By Us Or Our Affiliates Could Affect The Level Of A Market Measure, Prices Of Securities Included In A Market Measure Or The Value Of The Notes.

PRS-8

Market Linked Notes Notes Linked to a Global ETF Basket due February , 2018

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a final interest payment as provided herein and a cash payment per $1,000 note (the redemption amount) calculated as follows:

References in this pricing supplement to a “$1,000 note” are to a note with an original offering price of $1,000.

PRS-9

Market Linked Notes Notes Linked to a Global ETF Basket due February , 2018

Hypothetical Payments at Stated Maturity

Set forth below are four examples of payment at stated maturity calculations (rounded to two decimal places), reflecting a hypothetical cumulative interest amount of $78.75, assuming an interest rate of 1.125% per annum (the midpoint of the specified range of the interest rate), and assuming average component returns as indicated in the examples.

Example 1. The initial component prices and average component prices of the basket components are as follows and the redemption amount is greater than the original offering price:

	SPDR S&P 500 ETF Trust	iShares MSCI EAFE Index Fund	iShares MSCI Emerging Markets Index Fund
Initial Component Price	127.39	57.60	47.67
Average Component Price	152.23	73.47	71.10
Average Component Return	19.50%	27.55%	49.15%

Based on the average component returns set forth above, the average ending price would equal:

100 x [1 + (60% x 19.50%) + (30% x 27.55%) + (10% x 49.15%)] = 124.88

The average ending price is greater than the starting price, and the redemption amount would equal $1,170.05 ($1,000 plus $170.05) because the upside performance of the Basket minus the cumulative interest amount, as calculated below, is greater than zero:

$1,000	x	124.88 – 100	x 100%	– $78.75 = $170.05
100

In addition to receiving interest on the interest payment dates (including the last interest payment on the stated maturity date), on the stated maturity date you would receive $1,170.05 per $1,000 note.

PRS-10

Market Linked Notes Notes Linked to a Global ETF Basket due February , 2018

Hypothetical Payments at Stated Maturity (Continued)

Example 2. The initial component prices and average component prices of the basket components are as follows and the redemption amount is equal to the original offering price:

	SPDR S&P 500 ETF Trust	iShares MSCI EAFE Index Fund	iShares MSCI Emerging Markets Index Fund
Initial Component Price	127.39	57.60	47.67
Average Component Price	122.78	71.42	50.49
Average Component Return	-3.62%	23.99%	5.92%

Based on the average component returns set forth above, the average ending price would equal:

100 x [1 + (60% x -3.62%) + (30% x 23.99%) + (10% x 5.92%)] = 105.62

The average ending price is greater than the starting price, but the redemption amount would equal $1,000 ($1,000 plus zero) because the upside performance of the Basket minus the cumulative interest amount, as calculated below, is less than zero:

$1,000	x	105.62 – 100	x 100%	– $78.75 = -$22.55
100

In addition to receiving interest on the interest payment dates (including the last interest payment on the stated maturity date), on the stated maturity date you would receive $1,000 per $1,000 note.

PRS-11

Market Linked Notes Notes Linked to a Global ETF Basket due February , 2018

Hypothetical Payments at Stated Maturity (Continued)

Example 3. The initial component prices and the average component prices of the basket components are as follows and the redemption amount is equal to the original offering price:

	SPDR S&P 500 ETF Trust	iShares MSCI EAFE Index Fund	iShares MSCI Emerging Markets Index Fund
Initial Component Price	127.39	57.60	47.67
Average Component Price	116.63	48.60	50.35
Average Component Return	-8.45%	-15.63%	5.62%

Based on the average component returns set forth above, the average ending price would equal:

100 x [1 + (60% x -8.45%) + (30% x -15.63%) + (10% x 5.62%)] = 90.80

Since the average ending price is less than the starting price, the redemption amount would equal the original offering price. In addition to receiving interest on the interest payment dates (including the last interest payment date on the stated maturity date), on the stated maturity date you would receive $1,000 per $1,000 note.

PRS-12

Market Linked Notes Notes Linked to a Global ETF Basket due February , 2018

Hypothetical Payments at Stated Maturity (Continued)

Example 4. The initial component prices and the average component prices of the basket components are as follows and the redemption amount is equal to the original offering price:

	SPDR S&P 500 ETF Trust	iShares MSCI EAFE Index Fund	iShares MSCI Emerging Markets Index Fund
Initial Component Price	127.39	57.60	47.67
Average Component Price	108.67	59.10	53.13
Average Component Return	-14.70%	2.60%	11.45%

Based on the average component returns set forth above, the average ending price would equal:

100 x [1 + (60% x -14.70%) + (30% x 2.60%) + (10% x 11.45%)] = 93.11

In this example, the 14.70% decrease in the SPDR S&P 500 ETF Trust has a significant impact on the average ending price notwithstanding the slight percentage increase in the iShares MSCI EAFE Index Fund and the modest percentage increase in the iShares MSCI Emerging Markets Index Fund due to the 60% weighting of the SPDR S&P 500 ETF Trust in the Basket.

Since the average ending price is less than the starting price, the redemption amount would equal the original offering price. In addition to receiving interest on the interest payment dates (including the last interest payment date on the stated maturity date), on the stated maturity date you would receive $1,000 per $1,000 note.

To the extent that the cumulative interest amount, average component returns and the average ending price differ from the values assumed above, the results indicated above would be different.

PRS-13

Market Linked Notes Notes Linked to a Global ETF Basket due February , 2018

Hypothetical Returns

The following table illustrates, for a hypothetical cumulative interest amount of $78.75, assuming an interest rate of 1.125% per annum (the midpoint of the specified range of the interest rate) and a range of hypothetical average ending prices of the Basket:

•	the hypothetical percentage change from the starting price to the hypothetical average ending price;

•	the hypothetical redemption amount payable at stated maturity per $1,000 note;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical average ending price	Hypothetical percentage change from the starting price to the hypothetical average ending price	Hypothetical redemption amount payable at stated maturity per $1,000 note	Hypothetical cumulative interest amount	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
160.00	60.00%	$1,521.25	$78.75	60.00%	7.20%
150.00	50.00%	$1,421.25	$78.75	50.00%	6.21%
140.00	40.00%	$1,321.25	$78.75	40.00%	5.14%
130.00	30.00%	$1,221.25	$78.75	30.00%	4.00%
120.00	20.00%	$1,121.25	$78.75	20.00%	2.77%
110.00	10.00%	$1,021.25	$78.75	10.00%	1.43%
100.00(2)	0.00%	$1,000.00	$78.75	7.88%	1.13%
90.00	-10.00%	$1,000.00	$78.75	7.88%	1.13%
80.00	-20.00%	$1,000.00	$78.75	7.88%	1.13%
70.00	-30.00%	$1,000.00	$78.75	7.88%	1.13%
60.00	-40.00%	$1,000.00	$78.75	7.88%	1.13%
50.00	-50.00%	$1,000.00	$78.75	7.88%	1.13%
40.00	-60.00%	$1,000.00	$78.75	7.88%	1.13%

(1)	The annualized rates of return are calculated on a semi-annual bond equivalent basis.
(2)	The starting price.

The above figures are for purposes of illustration only. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual cumulative amount and average ending price.

PRS-14

Market Linked Notes Notes Linked to a Global ETF Basket due February , 2018

The Basket

The Basket will represent a weighted portfolio of the following three basket components, with the return of each basket component having the weighting noted parenthetically: the SPDR S&P 500 ETF Trust (60%); the iShares MSCI EAFE Index Fund (30%); and the iShares MSCI Emerging Markets Index Fund (10%). The value of the Basket will increase or decrease depending upon the average performance of the basket components. For more information regarding the basket components, see “The SPDR S&P 500 ETF Trust,” “The iShares MSCI EAFE Index Fund” and “The iShares MSCI Emerging Markets Index Fund.” The Basket does not reflect the performance of all major securities markets.

The following graph sets forth the hypothetical historical daily levels of the Basket for the period from April 30, 2003 to January 6, 2011, assuming that the Basket was constructed on April 30, 2003 with a starting price of 100 and that each of the basket components had the applicable weighting as of such day. We obtained the closing prices and other information used by us in order to create the graph below from Bloomberg Financial Markets (“Bloomberg”). We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The hypothetical historical basket values, as calculated solely for the purposes of the offering of the notes, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the value of the Basket during any period shown below is not an indication that the percentage change in the value of the Basket is more likely to be positive or negative during the term of the notes. The hypothetical historical values do not give an indication of future values of the Basket.

PRS-15

Market Linked Notes Notes Linked to a Global ETF Basket due February , 2018

The SPDR S&P 500 ETF Trust

All information contained in this pricing supplement regarding the SPDR® S&P 500® ETF Trust, a unit investment trust (the “SPDR Trust”), and its underlying index, the S&P 500 Index, is derived from PDR Services LLC (“PDR Services”) and Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”), or other publicly available information, including the prospectus for the SPDR Trust dated January 27, 2010, which is part of Post-Effective Amendment No. 21 to the Registration Statement filed with the Securities and Exchange Commission (the “SEC”) on Form S-6, under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “Investment Company Act”) (File Nos. 33-46080 and 811-7330) (the “SPDR Trust Prospectus”). Such information reflects the policies of, and is subject to change by PDR Services and S&P. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. None of such publicly available information is incorporated by reference into this pricing supplement. We make no representation or warranty as to the accuracy or completeness of any information relating to the SPDR Trust. PDR Services is under no obligation to continue the SPDR Trust and may discontinue the SPDR Trust at any time. S&P is under no obligation to continue to publish the S&P 500 Index and may discontinue publication of the S&P 500 Index at any time. As of the date of this pricing supplement, we are one of the companies included in the SPDR Trust and the S&P 500 Index.

General

The SPDR Trust is a unit investment trust designed to generally correspond, before expenses, to the price and yield performance of the S&P 500 Index. The SPDR Trust is organized under New York law and is governed by a trust agreement between State Street Bank and Trust Company (the “Trustee”) and PDR Services. The SPDR Trust was created to provide investors with the opportunity to purchase a security representing a proportionate undivided interest in a portfolio of securities consisting of substantially all of the common stocks, in substantially the same weighting, which comprise the S&P 500 Index. The SPDR Trust issues securities called “Trust Units” that represent an undivided ownership interest in a portfolio of all of the common stocks of the S&P 500 Index. The SPDR Trust is listed on the NYSE Arca under ticker symbol “SPY.”

Investment

The SPDR Trust holds stocks (the “Portfolio”) and cash and is not actively “managed” by traditional methods, which typically involve effecting changes in the Portfolio on the basis of judgments made relating to economic, financial and market considerations. At any time, the SPDR Trust will consist of as many S&P 500 Index component stocks as practicable. It is anticipated that cash will not constitute a substantial portion of the net assets of the SPDR Trust. To maintain the correspondence between the composition and weightings of the Portfolio and component stocks of the S&P 500 Index, the Trustee adjusts the Portfolio from time to time to conform to periodic changes in the identity and/or relative weightings of the component stocks of the S&P 500 Index. The Trustee aggregates certain of these adjustments and makes changes to the Portfolio at least monthly or more frequently in the case of significant changes to the S&P 500 Index. Generally, any change in the identity or weighting of a stock included in the S&P 500 Index will result in a corresponding adjustment to the prescribed Portfolio deposit effective on the business day following the day on which the change to the S&P 500 Index takes effect. The value of Trust Units fluctuate in relation to changes in the value of the Portfolio. The market price of each individual Trust Unit may not be identical to the net asset value of such Trust Unit but, historically, these two valuations have been very close. It is possible that, for a short period, the SPDR Trust may not fully replicate the performance of the S&P 500 Index due to the temporary unavailability of certain stocks underlying the S&P

PRS-16

Market Linked Notes Notes Linked to a Global ETF Basket due February , 2018

The SPDR S&P 500 ETF Trust (Continued)

500 Index in the secondary market or due to other extraordinary circumstances. Additionally, although the market price of the SPDR Trust is generally expected to mirror the characteristics and valuations of the S&P 500 Index, the price of the SPDR Trust may not completely track the value of the S&P 500 Index because the SPDR Trust will reflect transaction costs and fees that are not included in the calculation of the S&P 500 Index.

The S&P 500 Index

The S&P 500 Index is published by S&P and is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the “Market Value” of any S&P component stock was calculated as the product of the market price per share and the number of the then-outstanding shares of such S&P component stock. As discussed below, during March 2005, S&P began to use a new methodology to calculate the Market Value of the S&P component stocks and S&P completed its transition to the new calculation methodology during September 2005.

S&P chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor’s Stock Guide Database, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.

Computation of the S&P 500 Index

Prior to March 2005, the Market Value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock. In March 2004, S&P announced that it would transition the S&P 500 Index to float-adjusted market capitalization weights. The transition began in March 2005 and was completed in September 2005. S&P’s criteria for selecting stock for the S&P 500 Index was not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500 Index (i.e., its Market Value). Currently, S&P calculates the S&P 500 Index based on the total float-adjusted market capitalization of each component stock, where each stock’s weight in the S&P 500 Index is proportional to its float-adjusted market value.

Under float adjustment, the share counts used in calculating the S&P 500 Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the U.S. or foreign countries; and

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The SPDR S&P 500 ETF Trust (Continued)

•

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

As of the date of this pricing supplement, the S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all the component stocks relative to the S&P 500 base period of 1941-43. The daily calculation of the S&P 500 Index is computed by dividing the Market Value of the S&P 500 component stocks by the index divisor.

The S&P 500 Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs. Continuity in index values is maintained by adjusting the index divisor for all changes in the S&P 500 constituents’ share capital after the base period of 1941-43 with the index value as of the base period set at 10. Some corporate actions, such as stock splits and stock dividends do not require index divisor adjustments because following a stock split or stock dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the component stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

To prevent the level of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an index divisor adjustment. By adjusting the index divisor for the change in total Market Value, the level of the S&P 500 Index remains constant. This helps maintain the level of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the S&P 500 Index. All index divisor adjustments are made after the close of trading and after the calculation of the closing levels of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require index divisor adjustments.

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The SPDR S&P 500 ETF Trust (Continued)

The table below summarizes the types of index maintenance adjustments and indicates whether or not an index divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment
Company added/deleted	Net change in market value determines divisor adjustment.	Yes

Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back—share counts revised to reflect change.	Yes

Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No

Spin-off	If spun-off company is not being added to the index, the divisor adjustment reflects the decline in index market value (i.e., the value of the spun-off unit).	Yes

Spin-off	Spun-off company added to the index, no company removed from the index.	No

Spin-off	Spun-off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes

Change in IWF	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The divisor change reflects the change in market value caused by the change to an IWF.	Yes

Special dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in index market value.	Yes

Rights offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.	Yes

Each of the corporate events exemplified in the table requiring an adjustment to the index divisor has the effect of altering the Market Value of the component stock and consequently of altering the aggregate Market Value of the S&P 500 component stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 500 Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected component stock, a new index divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor

New Divisor	=	Post-Event Aggregate Market Value
Pre-Event Index Value

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The SPDR S&P 500 ETF Trust (Continued)

A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding and then the index divisor is adjusted accordingly. In addition, changes in a company’s shares outstanding of 5% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible. Other changes of 5% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations or other recapitalizations) are made weekly, and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. If a 5% or more change causes a company’s IWF to change by 5 percentage points or more (for example from 0.80 to 0.85), the IWF will be updated at the same time as the share change, except IWF changes resulting from partial tender offers will be considered on a case-by-case basis. Changes to an IWF of less than 5 percentage points are implemented at the next IWF review, which occurs annually. In the case of certain rights issuances, in which the number of rights issued and/or terms of their exercise are deemed substantial, a price adjustment and share increase may be implemented immediately.

Historical Information

We obtained the closing prices listed below from Bloomberg. You can obtain the value of the SPDR S&P 500 ETF Trust at any time from Bloomberg under the symbol “SPY” or from the SPDR website at www.spdr.com. We make no representation or the warranty as to the accuracy or completeness of the information obtained from these sources. No information contained on the SPDR website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing prices of the SPDR S&P 500 ETF Trust for the period from January 1, 2000 to January 6, 2011. The closing price on January 6, 2011 was $127.39.

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The SPDR S&P 500 ETF Trust (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the SPDR S&P 500 ETF Trust for each quarter in the period from January 1, 2000 through December 31, 2010 and for the period from January 1, 2011 to January 6, 2011.

	High	Low	Last
2000
First Quarter	$153.56	$133.33	$150.38
Second Quarter	$151.44	$136.00	$145.28
Third Quarter	$152.50	$142.09	$143.63
Fourth Quarter	$144.19	$126.25	$131.19
2001
First Quarter	$137.93	$111.12	$116.69
Second Quarter	$131.65	$110.39	$122.60
Third Quarter	$124.13	$97.28	$104.44
Fourth Quarter	$117.40	$104.27	$114.30
2002
First Quarter	$117.62	$108.02	$114.52
Second Quarter	$114.57	$97.56	$98.96
Third Quarter	$99.31	$79.95	$81.79
Fourth Quarter	$94.28	$78.10	$88.23
2003
First Quarter	$93.33	$80.52	$84.74
Second Quarter	$101.66	$86.04	$97.63
Third Quarter	$104.60	$96.42	$99.95
Fourth Quarter	$111.28	$102.08	$111.28
2004
First Quarter	$116.38	$109.46	$113.10
Second Quarter	$115.27	$108.83	$114.53
Third Quarter	$113.66	$106.85	$111.76
Fourth Quarter	$121.36	$109.86	$120.87
2005
First Quarter	$122.78	$116.54	$118.05
Second Quarter	$121.58	$113.82	$119.17
Third Quarter	$124.70	$119.46	$123.02
Fourth Quarter	$127.82	$117.50	$124.50
2006
First Quarter	$130.99	$125.51	$129.84
Second Quarter	$132.63	$122.57	$127.25
Third Quarter	$133.74	$123.35	$133.57
Fourth Quarter	$143.07	$133.07	$141.66
2007
First Quarter	$146.01	$137.41	$142.07
Second Quarter	$154.15	$142.24	$150.38
Third Quarter	$155.03	$141.13	$152.67
Fourth Quarter	$156.44	$140.90	$146.39
2008
First Quarter	$144.94	$127.90	$131.89
Second Quarter	$143.08	$127.69	$128.04
Third Quarter	$130.70	$111.38	$116.54
Fourth Quarter	$116.00	$75.95	$90.33
2009
First Quarter	$93.44	$68.11	$79.44
Second Quarter	$95.09	$81.00	$91.92
Third Quarter	$107.33	$87.95	$105.56
Fourth Quarter	$112.67	$102.54	$111.44
2010
First Quarter	$117.40	$105.87	$116.99
Second Quarter	$121.79	$103.22	$103.22
Third Quarter	$114.79	$102.20	$114.12
Fourth Quarter	$125.92	$113.75	$125.78
2011
January 1, 2011 to January 6, 2011	$127.64	$126.93	$127.39

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The iShares MSCI EAFE Index Fund

The iShares MSCI EAFE Index Fund is an exchange traded fund that is designed to measure equity performance in developed markets, excluding the United States and Canada. See “The iShares MSCI EAFE Index Fund” in Annex A to the accompanying product supplement for information about the iShares MSCI EAFE Index Fund. As of the date of this pricing supplement, the following developed market country indices are included in the MSCI EAFE Index: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

We obtained the closing prices listed below from Bloomberg. You can obtain the value of the iShares MSCI EAFE Index Fund at any time from Bloomberg under the symbol “EFA” or from the iShares website at www.ishares.com. We make no representation or warranty as to the accuracy or completeness of the information obtained from these sources. No information contained on the iShares website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing prices of the iShares MSCI EAFE Index Fund for the period from August 17, 2001 to January 6, 2011. The closing price on January 6, 2011 was $57.60.

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The iShares MSCI EAFE Index Fund (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the iShares MSCI EAFE Index Fund for each quarter in the period from August 17, 2001 through December 31, 2010 and for the period from January 1, 2011 to January 6, 2011.

	High	Low	Last
2001
August 17, 2001 to September 30, 2001	$42.91	$34.17	$37.64
Fourth Quarter	$40.86	$37.44	$39.77
2002
First Quarter	$40.76	$36.10	$40.03
Second Quarter	$41.81	$37.82	$39.52
Third Quarter	$39.60	$30.43	$31.73
Fourth Quarter	$34.97	$30.00	$33.00
2003
First Quarter	$34.15	$28.81	$30.20
Second Quarter	$37.77	$30.67	$36.10
Third Quarter	$40.38	$36.07	$39.00
Fourth Quarter	$45.59	$40.22	$45.59
2004
First Quarter	$48.10	$45.12	$47.20
Second Quarter	$48.10	$43.38	$47.67
Third Quarter	$47.40	$44.47	$47.13
Fourth Quarter	$53.42	$47.13	$53.42
2005
First Quarter	$55.25	$51.26	$52.96
Second Quarter	$53.83	$51.28	$52.39
Third Quarter	$58.48	$51.95	$58.10
Fourth Quarter	$60.94	$54.72	$59.43
2006
First Quarter	$65.38	$60.33	$64.92
Second Quarter	$70.58	$59.46	$65.39
Third Quarter	$68.36	$61.70	$67.75
Fourth Quarter	$74.33	$67.94	$73.22
2007
First Quarter	$76.72	$70.90	$76.26
Second Quarter	$81.78	$76.50	$80.77
Third Quarter	$83.62	$73.94	$82.59
Fourth Quarter	$86.10	$78.24	$78.50
2008
First Quarter	$78.35	$68.31	$71.90
Second Quarter	$78.52	$68.10	$68.70
Third Quarter	$68.04	$53.08	$56.30
Fourth Quarter	$55.88	$35.71	$44.87
2009
First Quarter	$45.44	$31.69	$37.59
Second Quarter	$49.04	$38.57	$45.81
Third Quarter	$55.81	$43.91	$54.70
Fourth Quarter	$57.28	$52.66	$55.30
2010
First Quarter	$57.96	$50.45	$56.00
Second Quarter	$58.03	$46.29	$46.51
Third Quarter	$55.42	$47.09	$54.92
Fourth Quarter	$59.46	$54.25	$58.23
2011
January 1, 2011 to January 6, 2011	$58.71	$57.60	$57.60

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The iShares MSCI Emerging Markets Index Fund

The iShares MSCI Emerging Markets Index Fund is an exchange traded fund that is designed to measure equity performance in global emerging markets. See “The iShares MSCI Emerging Markets Index Fund” in Annex A to the accompanying product supplement for information about the iShares MSCI Emerging Markets Index Fund. As of the date of this pricing supplement, the following emerging markets are included in the MSCI Emerging Markets Index: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey.

We obtained the closing prices listed below from Bloomberg. You can obtain the value of the iShares MSCI Emerging Markets Index Fund at any time from Bloomberg under the symbol “EEM” or from the iShares website at www.ishares.com. We make no representation or warranty as to the accuracy or completeness of the information obtained from these sources. No information contained on the iShares website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing prices of the iShares MSCI Emerging Markets Index Fund for the period from April 11, 2003 to January 6, 2011. The closing price on January 6, 2011 was $47.67.

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The iShares MSCI Emerging Markets Index Fund (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the iShares MSCI Emerging Markets Index Fund for each quarter in the period from April 11, 2003 through December 31, 2010 and for the period from January 1, 2011 to January 6, 2011.

	High	Low	Last
2003
April 11, 2003 to June 30, 2003.	$13.62	$11.08	$13.32
Third Quarter	$15.89	$13.47	$15.10
Fourth Quarter	$18.21	$15.50	$18.21
2004
First Quarter	$19.84	$18.38	$19.50
Second Quarter	$20.20	$15.88	$17.96
Third Quarter	$19.17	$16.96	$19.17
Fourth Quarter	$22.43	$18.90	$22.43
2005
First Quarter	$24.65	$21.21	$22.53
Second Quarter	$24.37	$21.70	$23.87
Third Quarter	$28.34	$23.94	$28.29
Fourth Quarter	$29.83	$25.05	$29.42
2006
First Quarter	$33.59	$30.52	$33.00
Second Quarter	$37.03	$27.32	$31.30
Third Quarter	$33.10	$29.20	$32.26
Fourth Quarter	$38.20	$31.77	$38.06
2007
First Quarter	$39.54	$35.10	$38.83
Second Quarter	$44.40	$39.15	$43.88
Third Quarter	$50.13	$39.50	$49.82
Fourth Quarter	$55.73	$47.18	$50.10
2008
First Quarter	$50.37	$42.17	$44.79
Second Quarter	$51.70	$44.43	$45.19
Third Quarter	$44.43	$31.33	$34.53
Fourth Quarter	$33.90	$18.22	$24.97
2009
First Quarter	$27.09	$19.94	$24.81
Second Quarter	$34.64	$25.65	$32.23
Third Quarter	$39.29	$30.75	$38.91
Fourth Quarter	$42.07	$37.56	$41.50
2010
First Quarter	$43.22	$36.83	$42.12
Second Quarter	$43.98	$36.16	$37.32
Third Quarter	$44.77	$37.59	$44.77
Fourth Quarter	$48.58	$44.77	$47.62
2011
January 1, 2011 to January 6, 2011	$48.32	$47.67	$47.67

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